Exhibit 99.2

CNH Industrial N.V.

25 St. James’s Street

London, SW1A 1HA

United Kingdom

CNH Industrial announces Senior Leadership Team change

London, November 30, 2022

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announces the appointment of Richard Miller as Senior Vice President of Internal Audit. Richard takes over from Carlo De Bernardi who has elected to retire following 38 years of dedicated service. With this appointment, Richard will join the Company’s Senior Leadership Team (SLT).

Richard Miller first joined CNH Industrial in 1990. He has since assumed roles of increasing responsibility in Internal Audit, most recently as Head of Internal Audit for the North America region.

“I want to thank Carlo for leading our Internal Audit function with excellence and impeccable character,” said Scott W. Wine, Chief Executive Officer, CNH Industrial. “In Richard, we have a worthy successor who will continue to ensure that our Company operates to the highest standards.”

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland Agriculture supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; Kongskilde, providing tillage, seeding and hay & forage implements; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions. Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 37,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

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